UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

SYNERGY PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 2012

New York, New York 10170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 297-0020

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01              Entry into a Material Definitive Agreement

As previously announced, on December 12, 2018, Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, Synergy Advanced Pharmaceuticals, Inc., a Delaware corporation (“Synergy Advanced” and together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”).

On December 12, 2018, as previously disclosed, the Debtors filed a motion in the Chapter 11 Cases seeking, among other things, (a) approval of certain bidding procedures in connection with the contemplated sale of substantially all of the Debtors’ assets (the “Bidding Procedures”) and (b) approval of the sale of substantially all of the Debtors’ assets to Bausch Health Companies, Inc. (“BH”) or another bidder submitting a higher or otherwise better bid in accordance with the Bidding Procedures.

On December 31, 2018, the  Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and an Ad Hoc Committee of Equity Holders (the “Ad Hoc Equity Committee”) filed a motion objecting to the Bidding Procedures and the related bidding procedures order (the “Bidding Procedures Order”).

On January 4, 2019, the Debtors, BH, CRG Servicing, LLC, the Creditors Committee and the Ad Hoc Equity Committee agreed to resolve all disputes concerning the Bidding Procedures and the Bidding Procedures Order.  Among other things,  the Debtors and BH agreed to amend the asset purchase agreement dated December 11, 2018 between the Debtors and BH and its wholly owned subsidiary, Bausch Health Ireland Limited (“Purchaser”).

On January 4, 2019, the Debtors entered into an Amended and Restated Asset Purchase Agreement (the “Amended APA”) by and among the Debtors, BH and the Purchaser pursuant to which (i) in the event the Amended APA is terminated because BH and the Purchaser is not the successful bidder at the auction, the break-up fee shall be payable upon the earlier of (a) the consummation of a sale transaction with the successful bidder and (b) the 30th calendar day following the conclusion of the auction and (ii) in the event the Amended APA is terminated on account of certain termination events in the Amended APA and within nine months of such termination, the Debtors consummate an alternative transaction or enter into a definitive agreement with respect to an alternative transaction, the break-up fee shall be payable upon the earlier of (a) the consummation of such alternative transaction and (b) the 30th calendar day following the Debtors’ entry into a definitive agreement with respect to such alternative transaction.

The foregoing description of the Amended APA does not purport to be complete and is qualified in its entirety by reference to the Amended APA filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01              Other Events.

On January 7, 2019, the Bankruptcy Court entered an order (the “Bidding Procedures Order”) that, among other matters, (i) established the bidding procedures (the “Bidding Procedures”) proposed to be employed with respect to the Competitive Process, (ii) established procedures relating to the assumption and assignment of certain executory contracts and unexpired leases, including notice of proposed cure amounts and (iii) set a date for the proposed auction (the “Auction”) for the sale of all or substantially all of the Debtors’ assets (the “Sale Transaction”) and scheduled the hearing (the “Sale Hearing”) to approve the Sale Transaction.

Pursuant to the Bidding Procedures Order, Qualified Bids (as defined in the Bidding Procedures) must be received in writing on or before February 23, 2019 at 4:00 p.m. (prevailing Eastern Time) or such earlier date as may be agreed to in accordance with terms of the Bidding Procedures. The Auction is scheduled for February 26, 2019, and the Sale Hearing is scheduled for March 1, 2019.

Cautionary Information Regarding Trading in the Company’s Securities.

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Filings is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11

Filings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation will likely result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/Synergy or 855-388-4579. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
2.1

Amended and Restated Asset Purchase Agreement by and among, Synergy Pharmaceuticals Inc., Synergy Advanced Pharmaceuticals, Inc., Bausch Health Companies Inc. and Bausch Health Ireland Limited, dated as of January 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY PHARMACEUTICALS INC.

Dated: January 10, 2018	By:	/s/ Troy Hamilton
Troy Hamilton
Chief Executive Officer